EMPLOYMENT AGREEMENT
                               (Change of Control)


         This EMPLOYMENT AGREEMENT is made as of the 16th day of August, 1999, between POINTE FINANCIAL CORPORATION, a Florida Corporation (the "Corporation"), POINTE BANK, a state-chartered commercial bank ("Bank"), and Beverly P. Chambers ("Officer"), an officer of the Bank and the Corporation.

         WHEREAS, Officer is employed by the Bank and the Corporation and currently holds the position of President; and

        WHEREAS, Officer has made and is expected to continue to make a significant contribution to the management, profitability and growth of the Bank, and, consequently, of the Corporation; and

        WHEREAS, Officer possesses an intimate knowledge of the Bank' s business and affairs, including its policies, plans, methods, personnel and problems; and

        WHEREAS, the Bank considers the continued employment of Officer to be in the best interests of the Bank, the Corporation and the shareholders of the Corporation, and desires to assure itself of Officer's continued services on an objective and impartial basis and without distraction or conflict of interest in the event of any efforts to effect a change of ownership or control of the Corporation; and

        WHEREAS, Officer is willing to remain in the employ of the Bank upon the understanding that it will provide him with income security in the event his employment should be terminated without cause, or by him for good reason, following a change in control of the Corporation, upon the terms and conditions provided herein.

        NOW, THEREFORE, in consideration of the foregoing, the Bank and Officer agree as follows:

        1. Operation of Agreement . This Agreement shall be effective immediately upon its execution. Nevertheless, the Bank will be obligated to provide Officer the compensation and benefits described in Section 5 only upon the occurrence of a "Change in Control" of the Corporation. Upon such a Change in Control, all provisions of this Agreement shall become operative immediately.

         2 . Change in Control. A "Change in Control" of the Corporation shall be deemed to have occurred if:

                  (a) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immedialtely prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Corporation, or such surviving or parent entity, outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinbelow defined) acquired 50% or more of the combined voting power of the Corporation's then outstanding securities; or

                  (b) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets (or any transaction having a similar effect); or

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                  (c) any "person" (as such term is defined in Sections 13(d)
and 14(d)(2) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"]) or group of persons, excluding the Corporation and any of its subsidiaries, and other than Roberto Kassin or Murray Massry or a group acting in concert with them, shall have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Corporation representing 25% or more of the voting power of the Corporation's then outstanding securities; or

                  (d) during any one year period, subsequent to the date hereof, the individuals who at the beginning of such period constitute the Board of Directors of Corporation or Bank cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                  3. Effect of Agreement Prior to a Change in Control; Termination of Agreement Prior to a Change in Control.

                  (a) The Bank's employment rights and obligations with respect to Officer are not affected by this Agreement prior to the occurrence of any event which constitutes a Change in Control of the Corporation.

                  (b) This Agreement shall remain in full force and effect unless and until:

                           (i) it is terminated by the written agreement of the parties hereto; or

                           (ii) the employment of the Officer with the Bank and its subsidiaries and affiliates is terminated by the Officer or by the Bank and its subsidiaries and affiliates, for any reason, prior to a Change in Control of the Corporation, in which case this Agreement shall terminate concurrently with the termination of employment.

Nothing contained in this Agreement shall be deemed to require or imply any obligation on the part of the Officer to continue in the employment of the Bank or any of its subsidiaries or affiliates prior to or following a Change in Control of the Corporation, or to require or imply any right on the part of the Officer to continue in the employment of the Bank, the Corporation or any of their subsidiaries or affiliates prior to a Change in Control of the Corporation, or to limit in any way the right of the Bank to terminate the employment of the Officer, with or without cause, at any time prior to a Change in Control of the Corporation.

         4 . Termination Following a Change in Control. Following the occurrence of any event which constitutes a Change in Control of the Corporation, the provisions hereinafter set forth shall apply:

                  (a) Death. If Officer dies prior to Notice of Termination being given, his rights under this Agreement shall terminate upon his death.

                  (b) Disability. The Bank may terminate Officer's employment under this Agreement if, as a result of his incapacity due to accident or illness, Officer shall have been absent from his duties with the Bank on a full time basis for 150 consecutive business days and, within 30 days after written Notice of Termination is given by the Bank, he shall not have returned to the full time performance of his duties.

                  (c) Cause. The Bank may terminate Officer's employment under this Agreement for Cause. For purposes of this Agreement, the Bank shall have "Cause" to terminate Officer's employment if he:

                           (i) engages in one or more acts constituting a felony, or involving fraud or serious moral turpitude; or

                           (ii) willfully refuses (except by reason of incapacity due to accident or illness) to perform substantially his duties, provided that such refusal shall have resulted in demonstrable material injury to the Bank or its affiliates or subsidiaries; or

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                           (iii) willfully engages in gross misconduct
                           materially injurious to the Bank or its affiliates or subsidiaries.

For purposes of this Agreement, no act or failure to act on Officer's part shall be considered "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Bank, its affiliates and subsidiaries.

Notwithstanding the foregoing, Officer shall not be deemed to have been terminated for Cause unless and until the Bank shall have delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors of the Bank at a meeting called and held for that purpose, after reasonable notice to Officer and an opportunity for him, together with counsel, to be heard before the Board, finding that in the good faith opinion of the Board he was guilty of conduct set forth above in subparagraphs (i), (ii) or (iii) of this paragraph, and specifying the particulars thereof in detail.

If Officer is terminated for Cause while discussions are underway between Corporation and a potential acquiror or merger partner and those discussions result in a Change in Control, Officer will be entitled to the termination benefits provided in Section 5 of this Agreement if it is determined through arbitration or litigation that Officer was wrongfully discharged. Officer shall be entitled to reimbursement for all reasonable costs, including attorney's fees, incurred in successfully challenging such discharge, only if the Officer is the prevailing party in such action.

                  (d) Voluntary Termination by the Officer. Officer may terminate his employment under this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall be deemed to exist under any of the following circumstances:

                           (i) Officer has been assigned any duties inconsistent with his position, duties, responsibilities and status with the Bank or the Corporation immediately prior to a Change in Control, or has been assigned reporting responsibilities of a lesser scope than those in effect immediately prior to a Change in Control, or he has been removed from, or not re-elected to, any of such positions, except in connection with the termination of his employment for Cause; or

                           (ii) the Bank or Corporation has reduced Officer's base salary as in effect immediately prior to a Change in Control or as the same may be increased thereafter from time to time, or has failed to give him annual salary increases consistent with performance review ratings as compared with other employees of the same or similar rank; or

                           (iii) the Bank or Corporation has required Officer to be based anywhere other than the Bank's principal executive offices in Boca Raton, Florida, or such other location in Florida where Officer was based immediately prior to a Change in Control, except for required travel on the Bank's or the Corporation's business to an extent substantially consistent with his previous business travel obligations, or in the event he consents to any such relocation, the Bank has failed to pay (or reimburse him for) all reasonable moving expenses incurred; or

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                           (iv) the Bank or Corporation has failed to continue
                           in effect any benefit, retirement or compensation plan, thrift and savings plan, stock bonus, stock option/stock appreciation rights plan, life insurance plan, health plan, dental plan or disability plan in which Officer is participating at the time of a Change in Control of the Corporation (or plans providing substantially similar benefits), or the Bank or the Corporation has taken any action which would adversely affect his participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit or perquisite enjoyed by him at the time of the Change in Control, or the Bank has failed to provide him with the number of paid vacation days or sick days to which he is entitled in accordance with the Bank's normal vacation or sick pay policies in effect prior to the Change in Control.

                  (e) Notice of Termination. Any termination of Officer's employment shall be communicated by a written Notice of Termination to the other party to this Agreement specifying the "Termination Date". For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Officer's employment under the provision so indicated. The Board resolution adopted pursuant to paragraph (c) above may constitute Notice of Termination under such provision.

                  (f) Effect of Agreement on Other Rights. This Agreement shall not diminish or increase other rights Officer (or his estate, survivors or heirs) may have under any other contract, employee benefit plan or policy of the Bank except as expressly provided in this Agreement.

         5 . Compensation and Benefits Following Termination. If the Bank should terminate the employment of the Officer, other than for Disability pursuant to subparagraph 4(b) hereof or for Cause pursuant to subparagraph 4(c) hereof, or if Officer should terminate his employment for Good Reason pursuant to subparagraph 4(d) hereof, during the two-year period following the occurrence of an event constituting a Change in Control of the Corporation, then the Bank shall provide Officer the following severance pay and benefits:

                  (a) Salary through Termination Date. The Bank shall pay Officer his full base salary through the Termination Date at the monthly rate in effect at the time that Notice of Termination is given, together with an amount equal to the product of (x) a fraction, the numerator of which is the number of days in the year of termination preceding the Termination Date and the denominator of which is 360, and (y) the greater of the following amounts:

                           (i) one-third (1/3) of the aggregate bonuses paid or payable to the Officer during the most recent three full fiscal years; or

                           (ii) the total of all bonus payments to which the Officer would be entitled with respect to the year of termination, projecting, on an appropriate basis, the Corporation's actual performance from the beginning of the applicable performance period or periods through the end of the month preceding the Termination Date, to the end of the applicable performance period or periods, and assuming, where applicable, that the Officer is entitled to the maximum award potentially available under the applicable bonus plans or other arrangements.

                  (b) Severance Pay. The Bank shall pay Officer monthly following his Termination Date, for a period of two (2) years, an amount equal to the sum of Officer's full base salary at the monthly rate in effect at the time that Notice of Termination is given, plus one-twelfth (1/12) of the greater of the following amounts:

                           (i) one-third (1/3) of the aggregate bonuses paid or payable to the Officer during the most recent three full fiscal years; or

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                           (ii) the total of all bonus payments to which the
                           Officer would be entitled with respect to the year of termination, projecting, on an appropriate basis, the Corporation's actual performance from the beginning of the applicable performance period or periods through the end of the month preceding the Termination Date, to the end of the applicable performance period or periods, and assuming, where applicable, that the Officer is entitled to the maximum award potentially available under the applicable bonus plans or other arrangements; or

                           (iii) the total of all minimum awards potentially payable, with respect to the year of termination, under all applicable bonus plans or other arrangements.

In no event shall the total compensation paid to the Officer upon the termination of his employment in connection with a Change in Control exceed the amount permitted by Section 280G of the Internal Revenue Code (as amended).

                  (c) Insurance Benefits. The Corporation or the Bank, as the case may be, shall maintain in full force and effect for two years after the Termination Date all employee life, health, dental, accident, disability, medical and other employee welfare benefit plans, programs or arrangements, including participation in the 401(k) program and Corporation match, (other than benefits under any supplemental retirement plan of the Corporation or the Bank in which Officer was participating immediately prior to Notice of Termination being given) provided that his continued participation is possible under the terms and provisions of such plan, programs and arrangements. In the event that Officer's participation in any such plan, program or arrangement is barred, the Bank shall arrange to provide Officer with benefits substantially similar to those which he would have been entitled to receive under such plan, program or arrangement if he had remained a participant for such two-year period.

                  (d) Legal Costs. Other than provided in Section 6, the Bank shall pay Officer all legal fees and expenses incurred by him as a result of his termination, including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided in this Agreement through legal process or arbitration, regardless of the outcome, unless the court or the arbitration panel finds that his claim is totally without merit.

                  (e) Calculation of Benefits Under Certain Plans. For the purposes of calculating the amount of severance payable to the Officer following a Notice of Termination under paragraph (b) of Section 5 of this Agreement, if at the time a Notice of Termination is given, the Officer has not been employed by the Bank for a period of time sufficient for the Officer to have been eligible for a cash bonus under an Annual Incentive Plan as in effect for the applicable number of years prior to the Notice of Termination, then the Officer shall be deemed to have earned the maximum bonus award potentially available to an Officer of the same grade under the Annual Incentive Plan ( based upon the Officer's current annual base salary) for the applicable year or years prior to the Notice of Termination for which the Officer was not an employee and therefore not eligible for a cash bonus under an Annual Incentive Plan.

                  (f) Disability Benefits. In the event of the Disability of Officer, Bank shall continue to pay Officer all amount of severance payable under paragraph (b) of Section 5 of this Agreement. Notwithstanding the above, any amounts payable hereunder shall be reduced by any amounts paid to the Officer under any other disability program maintained by Bank or Corporation.

                  (g) Career Counseling. The Bank shall pay for the cost of professional career counseling assistance for the Officer in an amount not to exceed $25,000.00.

                  (h) Long Term Incentive Programs. All benefits under any long term incentive programs in which the Officer was entitled to participate, including, but not limited to, shareholder value plans, stock option plans, stock awards, or stock bonuses shall be immediately payable by Bank and any benefit carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested. The restrictions, deferral limitations and forfeiture conditions applicable to any other award granted to Officer shall lapse and such awards shall be deemed fully vested and any performance conditions imposed with respect to awards shall be deemed to be fully achieved. For a period of three (3) years following a Change in Control, the Officer shall have the right to exercise any stock options.

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         6.       Arbitration.

                  (a) All disputes under this Agreement shall be settled by arbitration in Boca Raton, Florida, before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section. The arbitrator shall be selected by the joint agreement of Bank and Officer, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto and not subject to appeal; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

                  (b) To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section shall prevent the parties from settling any dispute by mutual agreement at any time.

         7. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

                  If To Officer:
                  Beverly P. Chambers
                  2633 Oakbrook Drive
                  Ft. Lauderdale, FL 33332

                  If to Bank:
                  Chief Executive Officer
                  Pointe Bank
                  21845 Powerline Road
                  Boca Raton, Florida 33433


         8.       Successors; Nonassignability.


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                  (a) Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank, is bound by this Agreement in the same manner and to the same extent as the Bank and the Corporation if no such succession had taken place. Failure of any such successor of the Bank and the Corporation to acknowledge this Agreement upon written request by Officer shall be a breach of this Agreement and shall entitle Officer, if he thereafter terminates his employment with the Bank, to compensation from the Bank in the same amount and on the same terms as he would be entitled to hereunder if he had given Notice of Termination due to a reduction of his responsibilities pursuant to paragraph (d) of Section 4 as of the day immediately before such succession became effective and had specified the day on which he terminates his employment as his Termination Date. As used in this Agreement, the Bank shall include any successor to all or substantially all of its business or assets or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise. Except as provided in this paragraph, this Agreement shall not be assignable by the Bank.

                  (b) All rights of Officer under this Agreement shall inure to the benefit of and be enforceable by his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees if the Bank should terminate his employment other than for Disability pursuant to subparagraph 4(b) hereof or for Cause pursuant to subparagraph 4(c) hereof or if Officer should terminate his employment for Good Reason pursuant to subparagraph 4(d) hereof. If officer should die while any amounts would still be payable to him and rights available to him hereunder if he had continued to live, all such amounts, unless otherwise provided, shall be paid and rights conveyed in accordance with the terms of this Agreement to his devisee, legatee, or other designee or, if there be no such designee, to his estate.

        9. Whole Agreement. This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, understandings and representations, whether oral or written, relating to such subject matter.

        10. Separability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        11. Modifications. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Officer and by such officer as may be specifically designated by the Board of Directors of the Bank. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        12. Withholding Taxes. The Bank may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

        13. Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Florida without giving effect to the principles of conflict of laws thereof.

        14. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

          15. Gender. Whenever the masculine is used herein, the same shall include the feminine and natural and/or artificial persons shall include all genders whenever and wherever the context so requires or permits.

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          16. Application of Section 280G of the Internal Revenue Code. It is
the intention of the parties that, in the event of a Change in Control of the Corporation, the payments under Section 5 shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations promulgated by the Internal Revenue Service thereunder. In the event that the independent accountants acting as auditors for the Corporation on the date of the Change in Control (or another accounting firm designated by them) determine that the payments under Section 5 may constitute "excess parachute payments," the amounts payable pursuant to
Section 5 shall be reduced to the maximum amount that may be paid without constituting the payments "excess parachute payments." Such determination pursuant to this Section shall take into account (i) whether the payments under this Agreement are "parachute payments" within the meaning of Section 280G and, if so, (ii) the amount of payments under Section 5 that constitutes "reasonable compensation" within the meaning of Section 280G. Nothing contained in this Agreement shall prevent the Corporation after a Change in Control from agreeing to pay the Officer's compensation or benefits in excess of those provided in this Agreement.







         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

         CORPORATION                   BANK

POINTE FINANCIAL CORPORATION           POINTE BANK


BY: /s/ Roberto Kassin                 BY: /s/ R. Carl Palmer, Jr.
----------------------                 ---------------------------
      Roberto Kassin, Chairman             R. Carl Palmer, Jr.
                                           President and Chief Executive Officer



         OFFICER


/s/ Beverly P. Chambers
-----------------------
Beverly P. Chambers


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